Exhibit 99.4

FORM 10-KSB/A

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D. C. 20429

ANNUAL REPORT PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003

BANK OF ASTORIA

(Name of small business issuer in its charter)

1122 DUANE STREET

ASTORIA, OREGON 97103

(Address of principal executive offices)

Issuer’s Telephone Number (503) 325-2228

OREGON

(State or other jurisdiction of incorporation or organization)

93-0571291

(I.R.S. Employer Identification No.)

Securities registered under Section 12(b) of the Exchange Act:

NONE

Securities registered under Section 12(g) of the Exchange Act:

COMMON STOCK, $1.25 PAR VALUE

Name of exchange on which registered:

NONE

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months and (2) has been subject to such filing requirement for the past 90 days.    Yes  ☒    No  ☐

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment of this Form 10-KSB.  ☒

State issuer’s revenues for its most recent fiscal year: $9,691,000.

The aggregate market value of voting and non-voting common equity held by nonaffiliates of the registrant at March 1, 2004 was $28,893,257.

The number of shares of registrant’s common stock outstanding on March 1, 2004 was 2,350,840.

Documents Incorporated by Reference - Portions of registrant’s Definitive Proxy Statement for the annual meeting of shareholders to be held on April 22, 2004, are incorporated by reference into Part III of this Report.

Transitional Small Business Disclosure Format (check one)    Yes  ☐    No  ☒

Preliminary Note: Bank of Astoria is filing this 10-KSB/A to:

1.	amend the table on page 8 to reflect the fact that Bank of Astoria’s book value per share as of December 31, 2002 was $5.87;

2.	add the Auditor’s report for McGladrey & Pullen, LLP;

3.	amend the balance sheet to reflect that fact that Bank of Astoria had $7,000,000 in short-term borrowings as of December 31, 2003;

4.	amend the balance sheet to reflect the fact that Bank of Astoria has 10,000,000 authorized shares of common stock;

5.	amend the statements of cash flows to reflect the fact that Bank of Astoria had a net increase in short-term borrowings of $7,000,000 in the fiscal year ended December 31, 2003;

6.	amend Note 9 to the audited financial statements to reflect the fact that Bank of Astoria had short-term borrowings of $7,000,000 under the FHLB’s Cash Management Advance Program;

7.	amend the table in Note 15 to the audited financial statements to reflect the fact that 2,000 options were exercised in 2001;

8.	amend Note 15 to the audited financial statements to reflect the fact that 50,000 options with an exercise price between $11.65 and 12.80 were outstanding as of December 31, 2003; and

9.	make certain non-substantive formatting changes to various tables.

PART I

ITEM 1. DESCRIPTION OF BUSINESS.

Business Development. Bank of Astoria (the “Bank”), an Oregon State-chartered Bank, was incorporated under the laws of the State of Oregon on November 24, 1967, and authorized by the Superintendent of Banks to commence business on December 23, 1968. The Bank is insured by the Federal Deposit Insurance Corporation (“FDIC”), but is not a member of the Federal Reserve System.

The Bank was originally founded to meet the financial needs of individuals, businesses and organizations in Clatsop County, Oregon. The ability to make decisions locally and timely, with a clear understanding of the local business climate, has proven to be a great asset to the Bank and its customers.

Business of Issuer. The Bank currently has five (5) full service branch offices located within the western portions of Clatsop and Tillamook Counties, Oregon in the northern Oregon coastal area. The main branch is located in Astoria, with additional branches located in the cities of Warrenton, Seaside, Cannon Beach, and Manzanita. The communities served include all types of neighborhoods and districts and persons of all income levels and races. The Bank offers a full range of commercial bank services including checking accounts, savings accounts, time deposits, night depository services, safe deposit box facilities, commercial loans, consumer loans, residential mortgage loans, on-line banking and other customary non-deposit banking services to predominantly small and middle-market businesses and middle-income individuals. Our website address is www.bankofastoria.com. The Bank has agreements with correspondent banks to provide the Bank’s customers access to Visa card accounts and trust and investment services. The Bank has no parent or subsidiary companies.

Market Area. The economic base of the Bank’s primary market area (Clatsop and northern Tillamook Counties, Oregon) is comprised primarily of forestry, commercial fishing, and tourism related business. Tourism is a year round business on the North Oregon Coast, but peaks during the summer months. Due to the seasonal nature of the local economy, the Bank traditionally experiences deposit growth during the months of June through December with declines from January to May.

Competition. The Bank’s competitors for deposits are banks, credit unions, money market funds, issuers of corporate and government securities, insurance companies, brokerage firms, mutual funds, and other financial intermediaries. The Bank’s business model is to compete on the basis of customer service and not solely on price. The Bank competes for deposits by offering a variety of deposit accounts at rates generally competitive with financial institutions in the area.

The Bank’s competition for loans comes principally from banks, mortgage companies, finance companies, credit unions, and other institutional lenders. Important competitors for mortgage loans are Wells Fargo Home Mortgage, Bank of America and Essential Mortgage Services. The Bank competes for loan originations through the level of interest rates and loan fees charged, its array of commercial and mortgage loan products, and the efficiency and quality of services provided to borrowers. Lending activity can also be affected by the availability of lendable funds, local and national economic conditions, current interest rate levels, and loan demand. As described above, the Bank competes with the larger commercial banks by emphasizing a community bank orientation and efficient personal service to customers.

A new source of competition is the array of on-line banking services offered by traditional commercial banks and other financial service providers, and by newly formed companies that use the Internet to advertise and sell competing products. The Bank offers many on-line banking services to its customers, but management believes that, for the foreseeable future, its customers will continue to prefer the personal, locally-based services that it offers.

Supervision and Regulation. The Bank is a state-chartered bank whose deposits are insured by the FDIC up to the maximum provided by law. The Bank is subject to supervision, examination, and regulation by the Administrator of the Division of Finance and Corporate Securities, Department of Insurance and Finance of the State of Oregon, and the FDIC. Although the Bank is not a member of the Federal Reserve System, the Bank is subject to certain regulations of the Board of Governors of the Federal Reserve System. The regulations of these agencies are extensive and govern most aspects of the Bank’s business, including capital adequacy ratios, reserves against deposits, limitations on the nature and amount of loans which may be made, restrictions relating to investments, the location of branch offices, borrowings, and dividends paid to shareholders.

The Bank is extensively regulated under federal and state law. These laws and regulations are primarily intended to protect depositors, not stockholders. The discussion below describes and summarizes certain statutes and regulations. These descriptions and summaries are qualified in their entirety by reference to the particular statute or regulation. Changes in applicable laws or regulations may have a material effect on the business and prospects of the Bank. The operations of the Bank may also be affected by changes in the policies of banking and other government regulators. The Bank cannot accurately predict the nature or extent of the effects on its business and earnings that fiscal or monetary policies, or new federal or state laws, may have in the future.

Sarbanes-Oxley Act of 2002. On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the “Act”) to address corporate and accounting fraud. The Act established a new accounting oversight board that will enforce auditing standards and restrict the scope of services that accounting firms may provide to their public company audit clients. Among other things, it also (i) requires chief executive officers and chief financial officers to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission (the “SEC”); (ii) imposes new disclosure requirements regarding internal controls, off-balance-sheet transactions, and pro forma (non-GAAP) disclosures; (iii) accelerates the time frame for reporting of insider transactions and periodic disclosures by certain public companies; and (iv) requires companies to disclose whether or not they have adopted a code of ethics for senior financial officers and whether the audit committee includes at least one “audit committee financial expert.”

The Act requires the SEC, based on certain enumerated factors, to regularly and systematically review corporate filings. To deter wrongdoing, the Act: (i) subjects bonuses issued to top executives to disgorgement if a restatement of a company’s financial statements was due to corporate misconduct; (ii) prohibits an officer or director from misleading or coercing an auditor; (iii) prohibits insider trades during pension fund “blackout periods”; (iv) imposes new criminal penalties for fraud and other wrongful acts; and (v) extends the period during which certain securities fraud lawsuits can be brought against a company or its officers.

As a publicly reporting company, we are subject to the requirement of the Act and are in the process of complying with, and establishing procedures for, compliance with the Act and related rules and regulations issued by the SEC. At the present time, and subject to the final rules and regulations the SEC may adopt, we anticipate that we will incur additional expenses as a result of the Act, but we do not expect that such compliance will have a material impact on our business and operations.

USA Patriot Act of 2001. On October 26, 2001, President Bush signed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”) of 2001. Among other things, the USA Patriot Act (i) prohibits banks from providing correspondent accounts directly to foreign shell banks; (ii) imposes due diligence requirements on banks opening or holding accounts for foreign financial institutions or wealthy foreign individuals; (iii) requires financial institutions to establish an anti-money-laundering compliance program; and (iv) eliminates civil liability for persons who file suspicious activity reports. The USA Patriot Act also increases governmental powers to investigate terrorism, including expanded government access to account records. The Department of the Treasury is empowered to administer and make rules to implement the USA Patriot Act. While we believe the USA Patriot Act may, to some degree, affect our record keeping and reporting expenses, we do not believe that it will have a material adverse effect on our business and operations.

Gramm-Leach-Bliley Financial Services Modernization Act. The laws and regulations that affect banks and bank holding companies recently underwent significant changes as a result of the Financial Services Modernization Act of 1999, also known as the Gramm-Leach-Bliley Act of 1999. Generally, the act (i) repealed the historical restrictions on preventing banks from affiliating with securities firms, (ii) provided a uniform framework for the activities of banks, savings institutions and their holding companies, (iii) broadened the activities that may be conducted by national banks and banking subsidiaries of bank holding companies (iv) provided an enhanced framework for protecting the privacy of consumers’ information and (v) addressed a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions.

Bank holding companies may not engage in a wider variety of financial activities than permitted under previous law, particularly insurance and securities activities. In addition, in a change from previous law, a bank holding company may be owned, controlled or acquired by any company engaged in financially related activities, so long as such company meets certain regulatory requirements. The act also permits national banks (and certain state banks), either directly or through operating subsidiaries, to engage in certain non-banking financial activities.

We do not believe that the act will negatively affect our operations. However, to the extent the act permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation. This consolidation could result in a growing number of larger financial institutions that offer a wider variety of financial services than we currently offer and that can aggressively compete in the markets we currently serve.

Employees. As of December 31, 2003, the Bank had a total of 53 full-time and 4 part-time employees. The Bank’s employees are not represented by any union or other collective bargaining agreement and the Bank considers its relationship with its employees to be good.

Website Access to Reports. The Bank makes available all periodic and current reports, free of charge, on its website as soon as reasonably practicable after such material is electronically filed with, or furnished to the FDIC. The Bank’s website address is www.bankofastoria.com. The contents of the website are not incorporated into this report or into the Bank’s other filings with the FDIC.

ITEM 2. DESCRIPTION OF PROPERTY.

All of the Bank’s facilities are housed in properties owned, free of all encumbrances, by the Bank. Four of the five presently owned branches have drive-up facilities and all five have automated teller machines. The Bank’s Mortgage Department operates from the Warrenton branch, 630 SE Marlin Avenue. The following sets forth certain information regarding the Bank’s branch facilities.

City and County	Address	Square Feet	Date Opened	Occupancy Status

Astoria, Oregon	1122 Duane Street	10,000	1990	Owned
Warrenton, Oregon	630 SE Marlin Avenue	4,000	1996	Owned
Seaside, Oregon	301 Avenue A	4,168	1985	Owned
Cannon Beach, Oregon	107 Sunset Boulevard	2,127	2003	Owned
Manzanita, Oregon	715 Laneda Avenue	2,000	2002	Owned

Management believes that the current branch structure and quality of the properties is sufficient to transact current and currently planned Bank operations. Management also believes that these properties are adequately covered by insurance.

ITEM 3. LEGAL PROCEEDINGS.

To the best of management’s knowledge, there are no pending legal proceedings to which the Bank is a party and which may have a materially adverse effect upon the Bank’s property or business.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

There were no items submitted to a vote of security holders during the fourth quarter of 2003.

PART II

ITEM 5. MARKET FOR COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND SMALL BUSINESS ISSUER PURCHASES OF EQUITY SECURITIES.

Bank of Astoria common shares trade on the NASDAQ OTC Bulletin Board under the symbol “BKAO”. The primary market makers are: Wedbush Morgan Securities, Ragen MacKenzie Inc., The Brown Financial Group, and Wells Fargo/Van Kaspar. As of February 27, 2004, the Bank had 2,350,840 shares issued and outstanding, which were held by approximately 539 stockholders. The respective high and low sale prices of Bank of Astoria’s common stock for the periods indicated are shown below. These prices do not include retail mark-ups, mark-downs, or commissions, and may not represent actual transactions. The following table also sets forth dividends declared per share of common stock for the periods indicated.

		Stock Trading Range		Cash Dividend
		High	Low
2003	4th Quarter	$16.00	$14.00	$0.30
2003	3rd Quarter	15.70	12.15	0.00
2003	2nd Quarter	13.00	11.05	0.30
2003	1st Quarter	12.20	10.10	0.00
2002	4th Quarter	11.48	10.70	0.25
2002	3rd Quarter	11.73	10.36	0.00
2002	2nd Quarter	11.68	9.17	0.25
2002	1st Quarter	9.98	9.12	0.00

It is the Board of Directors’ policy to consider declaring a dividend out of current earnings semi-annually in June and November. There is a present expectation that dividends will continue to be paid in the future dependent upon current earnings and other factors that would normally be considered. The Bank is subject to certain standard bank regulatory limits on the amount of dividends which may be declared.

ITEM 6. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following table sets forth certain information concerning the consolidated financial condition, operating results, and key operating ratios for the Bank at the dates and for the periods indicated. This information does not purport to be complete, and should be read in conjunction with other information included in (and incorporated by reference in) the Form 10-KSB including the Consolidated Financial Statements of Bank of Astoria and Notes thereto.

All dollar amounts are in thousands except per share amounts.

	As of and For the Years ended December 31,
	2003	2002	2001	2000	1999
Income Statement Data

Interest income	$8,498	$8,711	$9,857	$10,201	$8,424
Interest expense	1,012	1,740	3,231	3,611	2,718
Net interest income	7,486	6,971	6,626	6,590	5,706
Loan Loss Provision	300	270	254	244	102
Net income	2,364	1,674	2,025	2,100	2,038

Balance Sheet Data

Investment Securities available for sale	$46,807	$32,743	$20,412	$23,537	$32,077
Loans, net	95,501	86,265	87,079	86,795	68,061
Total Assets	154,865	141,965	128,414	123	111,148
Total Deposits	132,747	127,324	115,147	107,506	96,086
Shareholders’ equity	14,571	13,630	12,608	11,615	10,438

Per Share Data

Earnings Per Share
Basic earnings per common share	$1.01	$0.72	$0.88	$0.91	$0.88
Diluted earnings per common share	1.00	0.72	0.87	0.91	0.88
Cash dividends declared per common share	0.60	0.50	0.50	0.55	0.50
Book Value per common share	6.24	5.87	5.45	5.02	4.51

Capitol Ratios

Tier I capital ratio (1)	12.84%	12.38%	12.50%	11.75%	12.67%
Total risk-based capital ratio (2)	14.09%	13.58%	13.55%	12.66%	13.43%
Leverage ratio (3)	9.42%	9.43%	9.73%	9.54%	9.71%

Financial Ratios

Return on average assets	1.63%	1.26%	1.65%	1.79%	1.94%
Return on average equity	16.29%	12.53%	16.27%	18.73%	19.39%

(1)	Tier I capital divided by risk-weighted assets.
(2)	Total capital divided by risk-weighted assets.
(3)	Tier I capital divided by average total assets.

Critical accounting policies and estimates. The Bank’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The financial information contained within these statements is, to a significant extent, financial information that is based on approximate measures of the financial effects of transactions and events that have already occurred. Based on its consideration of accounting policies that involve the most complex and subjective decisions and assessments, management has identified its most critical accounting policy to be that related to the reserve for loan losses. The Bank’s reserve for loan losses methodology incorporates a variety of risk considerations, both quantitative and qualitative in establishing a reserve for loan loss that management believes is appropriate at each reporting date. Quantitative factors include the Bank’s historical loss experience, delinquency and charge-off trends, collateral values, changes in nonperforming loans, and other factors. Quantitative factors also incorporate known information about individual loans, including borrowers’ sensitivity to interest rate movements. Qualitative factors include the general economic environment in the Bank’s markets, including economic conditions and in particular, the state of certain industries. Size and complexity of individual credits in relation to loan structure, existing loan policies and pace of portfolio growth are other qualitative factors that are considered in the methodology. As the Bank adds new products and increases the complexity of its loan portfolio, it will enhance its methodology accordingly. Management may report a materially different amount for the loan loss provision in the statement of operations to change the reserve for loan losses if its assessment of the above factors were different. This discussion and analysis should be read in conjunction with the Bank’s financial statements and the accompanying notes presented elsewhere herein, as well as the portion of this Management’s Discussion and Analysis section entitled “Loan Loss Provision”. Although management believes the levels of the reserve as of both December 31, 2003 and 2002 were adequate to absorb losses inherent in the loan portfolio, a decline in local economic conditions, or other factors, could result in increasing losses that cannot be reasonably predicted at this time.

Results of Operations for the Years Ended December 31, 2003, 2002, and 2001

Net Income. For the years ended December 31, 2003, 2002 and 2001, the Bank’s net income was $2,364, $1,674, and $2,025, respectively. 2003 net income increased $690 or 41.22% compared to 2002. Year 2002 net income decreased $351 or 17.33% compared to 2001.

Net Interest Income. Net interest income for the years ended December 31, 2003, 2002, and 2001 was $7,486, $6,971 and $6,626, respectively.

Interest income totaled $8,498 for the year ended December 31, 2003. This was a 2.45% decrease compared to the $8,711 earned during 2002. Interest income for the year 2002 represented an 11.63% decrease over the $9,857 generated in 2001. Interest income on loans decreased by $488 in 2003 as compared to 2002 due to a $149 decrease in volume and a $339 decrease in rate. Interest income on loans decreased by $911 in 2002 as compared to 2001 due to a $1,094 decrease in rates, offset by a $183 increase in volume. The majority of the Bank’s loan portfolio is tied to prime rate or other indexes which resulted in lower rates earned in 2003 and 2002. Interest income on investment securities available for sale increased by $294 in 2003. $434 of the increase was due to an increase in volume, offset by $140 due to a decrease in rates earned. In 2002, interest income on investment securities available for sale increased by $67. $372 of the increase was related to volume, offset by a decrease of $305 due to lower rates earned. During the year ended December 31, 2002, there was also a $294 decrease in interest earned on interest bearing demand deposits with the Federal Home Loan Bank. $154 of this decrease was due to decreased volume of such investments and $140 was due to lower rates earned on these investments in 2002. Average total earning assets totaled $133,017 in 2003 compared to $119,387 in 2002, an increase of 11.42%. In 2003 the average yield on total earning assets was 6.39% compared to 7.36% in 2002. Loans were 65.66% of average earning assets in 2003 compared to 74.37% in 2002.

Interest expense for the year ended December 31, 2003 was $1,012 , a 41.84% decrease compared to the $1,740 for 2002. Interest expense during the year 2002 decreased 46.15% over the $3,231 incurred in 2001. Total interest expense in 2003 as compared to 2002 decreased by $728 primarily due to decreased rates paid. Total interest expense in 2002 as compared to 2001 decreased $1,491 as a result of a $1,533 decrease in rates offset by a $42 increase in volume.

Average Balance Sheets and Analysis of Net Interest Spread. The following table sets forth the average balance sheets of Bank of Astoria for the past two years along with an analysis of net interest earnings for each major category of interest earning assets and interest bearing liabilities, the average rate paid in each category, and net yield on earning assets.

	Average Balance	2003 Interest Income (Expense)		Average Yield	Average Balance	2002 Interest Income (Expense)		Average Yield
Assets
Earning assets:
Loans	$87,465	7,018		8.02%	$89,177	$7,506		8.42%
Investment Securities:
Taxable	32,317	1,158		3.58	22,171	924		4.17
Tax Exempt	7,521	389	*	3.42	5,007	341	*	6.81

Total investment securities	39,838	1,547		3.88	27,178	1,265		4.65

Federal funds sold and deposits in banks	5,713	65		1.14	3,561	56		1.57

Total earning assets/interest income	133,016	8,630		6.39%	119,916	8,827		7.36%

Cash and due from banks	4,616	NA		NA	4,527	NA		NA
Premises and equipment - Net	3,453	NA		NA	3,539	NA		NA
Other assets	5,016	NA		NA	5,797	NA		NA
Allowance for credit losses	(1,373)	NA		NA	(1,169)	NA		NA

Total assets	$144,728	NA		NA	$132,610	NA		NA

	Average Balance	2003 Interest Income (Expense)	Average Rate Paid	Average Balance	2002 Interest Income (Expense)	Average Rate Paid
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Deposits:
Savings and interest-bearing demand	$77,893	(441)	0.57%	$66,277	(746)	1.13%
Time	29,518	(568)	1.92	33,671	(994)	2.95

Total Deposits	107,411	(1,009)	0.94	99,948	(1,740)	1.74

Short-term borrowings	221	(3)	1.36	35	—	—

Total Interest Bearing Liabilities/interest expense	107,632	(1,012)	0.94%	99,983	(1,740)	1.74%

Demand deposits	21,873	NA	NA	18,508	NA	NA
Other liabilities	707	NA	NA	762	NA	NA
Shareholders’ equity	14,516	NA	NA	13,357	NA	NA

Total liabilities and Shareholders’ equity	$144,728	NA	NA	$132,610	NA	NA

Net interest income		$7,618			$7,087

Net Interest Income as a Percentage of Average Earning Assets
Interest income			6.49%			7.36%
Interest expense			0.76%			1.45%

Net interest income			5.73%			5.91%

*	Tax equivalent basis (34% marginal rate)
(1)	Average yields on investment securities was completed using historical cost balances. This does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.

Non accrual loans are included in the “Loans” totals shown above. Interest income on loans includes loan fees of $500 and $461 in 2003 and 2002, respectively.

Rate and Volume Analysis. The following table sets forth, on a tax-equivalent basis, a summary of the changes in net interest income resulting from changes in volumes and rates. Changes not due solely to volume or rate changes have been allocated to volume and rate in proportion to the relationship of the absolute dollar amounts of the change in each.

	2003 compared to 2002 Increase (decrease) due to			2002 compared to 2001 Increase (decrease) due to
	Volume	Rate	Net	Volume	Rate	Net
Interest earned on:
Loans	$(149)	$(339)	$(488)	$184	$(1,131)	$(947)
Investment securities	470	(188)	282	361	(295)	66
Interest-bearing demand deposits at Federal Home Loan Bank	17	(8)	9	(154)	(140)	(294)

Total interest income	$338	$(535)	$(197)	$391	$(1,566)	$(1,175)

Interest paid on:
Savings and interest bearing demand	$114	$(419)	$(305)	$200	$(808)	$(608)
Time deposits	(111)	(315)	(426)	(157)	(721)	(878)
Federal funds purchased	—	3	3	(2)	(3)	(5)

Total interest expense	$2	$(730)	$(728)	$42	$(1,533)	$(1,491)

Net interest income	$336	$196	$531	$350	$(34)	$316

Loan Loss Provision. Total loan loss provision for the years ended December 31, 2003, 2002 and 2001, was $300, $270, and $254, respectively. The increased provision during these years resulted from management’s regular quarterly assessment of the reserve for loan losses and the Bank’s expanding loan portfolio. Net charge-offs during the years ended December 31, 2003, 2002 and 2001 were $102, $50 and $112 respectively. The Bank has a history of low credit losses and management believes the overall quality of the loan portfolio is good due to strong internal controls, sound loan policies, underwriting standards, and experienced loan officers. The reserve for loan losses to total loans at December 31, 2003, 2002, and 2001 was 1.50%, 1.44%, and 1.18%, respectively.

Non interest Income. Non interest income was $1,192 for the year ended December 31, 2003, a $353 or 42.07% increase from the 2002 total of $839. During 2002, non interest income increased $49 or 6.20% from the $790 received in 2001. Net gains on the liquidation of foreclosed real estate totaled $250 for the year ended December 31, 2003, an increase of $244 from the year ended December 31, 2002 total of $6. There were no liquidations of foreclosed real estate in 2001. Gains on mortgage loans sold totaled $134, $93, $71 in 2003, 2002 and 2001, respectively. During 2001, the Bank began to originate mortgage loans and sell the loans to Freddie Mac. The increases in gains related to sales of mortgage loans during 2003 and 2002 were primarily due to the declining interest rate market during this period. Sales of SBA loans in 2003, 2002, and 2001, resulted in gains of $110, $68 and $35, respectively. Such gains vary depending on current market conditions and the volume of sales activity. During 2003, 2002 and 2001, there were 2, 5 and 1 SBA loans sold, respectively.

Service charge income and other operating income showed modest increases during 2003, 2002 and 2001 in correlation with the continued overall growth of the Bank during these periods.

Non interest Expense. Non interest expense was $4,687 for the year ended December 31, 2003, a $312 or 6.24% decrease from the 2002 total of $4,999. Non interest expense for 2002 increased $972 or 24.14% as compared to 2001. The major variance in non interest expense in 2003, 2002 and 2001 is related to salaries and employee benefits, professional fees and the write down and provision for the certificates of deposits purchased from other financial institutions.

Salaries and employee benefits increased $189 or 8.10% from $2,333 during 2002 to $2,522 in 2003. This increase is primarily due to a $140 increase in incentive plan expense which was $213 in 2003 and $73 in 2002. The increase in the incentive compensation expense, discussed further in Note 14 to the accompanying financial statements (see Item 7 “Financial Statements), is directly related to the increase in return on assets and net income in 2003. Salaries and benefits increased $53 or 2.32% in 2002 from $2,280 for the year ended December 31, 2001 due to increases in personnel and normal salary adjustments, offset by a $96 decrease in incentive plan compensation expense from $169 in 2001.

Professional fees were relatively constant between 2001 and 2002 and then increased $173 in 2003. The majority of the increase related to professional fees incurred in connection with the Bank hiring outside consultants to research and evaluate different strategic alternatives and specific project work for the Bank.

As described in Note 7 to the accompanying financial statements (see Item 7 “Financial Statements), during 2002 the Bank incurred a $695 charge related to its investment in certificates of deposit purchased from other financial institutions (the purchased certificates). The purchased certificates are currently being held in receivership. During 2003, the Bank received $3,521 in cash distributions from the receiver as a partial recovery of its original investment. Accordingly, the accompanying December 31, 2003 balance sheet includes $418 relating to the purchased certificates. The receiver continues to review the accounting and other records of the broker to determine the extent to which the Bank will be able to recover its investment. Accordingly, the Bank is unable to estimate the final amount, if any, it will recover from its investment in the purchased certificates. The receiver has indicated that it anticipates additional amounts may be distributed in the future, but the timing and amount of any potential future distributions are not yet known.

Provision for Income Taxes. Income tax expense for 2003, 2002 and 2001 was $1,327, $867, and $1,110, respectively. Income tax expense has fluctuated over these periods due to the changing level of pre-tax income and the relative volume of tax exempt income from municipal securities and state tax credits.

Financial Condition. As of December 31, 2003, total assets were $154,865, an increase of $12.9, or 9.1%, as compared to December 31, 2002. The increase in assets was primarily comprised of a $14,064 increase in investment securities available for sale and a $9,236 increase in net loans, offset by a $6,820 decrease in interest-bearing deposits at the FHLB. The increase in assets in 2003 was primarily funded by a $5,423 increase in deposits and $7 increase in borrowings from the FHLB. During 2003, management decided to decrease its interest-bearing deposits with FHLB and utilize its growth in deposits to increase its investment securities available for sale. In addition, as demand for loans increased in the latter part of 2003, the Bank primarily funded such demand with the use of FHLB borrowings.

Investment Securities. The purpose of the Bank’s investment securities portfolio is to provide liquidity necessary to facilitate making loans and to cover deposit fluctuations while, at the same time, achieving a satisfactory investment return. Under the guidance of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Bank has classified its portfolio as Available for Sale.

Available for Sale securities include those which may be disposed of prior to maturity. These securities are reported at fair market value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders’ equity. At December 31, 2003 and 2002, all of the Bank’s investment securities were classified as Available for Sale.

The carrying amount of securities and their approximate fair values at December 31 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2003
U.S. Government and agency securities	$29,184	$488	$136	$29,536
State and municipal securities	9,832	215	—	10,047
Mortgage backed securities	6,837	66	12	6,891
Money market fund	333	—	—	333

	$46,186	$769	$148	$46,807

December 31, 2002
U.S. Government and agency securities	$23,715	$744	$—	$24,459
State and municipal securities	5,508	183	—	5,691
Mortgage backed securities	2,188	68	—	2,256
Money market fund	338	—	—	337

	$31,748	$995	$—	$32,743

The contractual maturity and average yield information on the Bank’s securities available for sale at December 31, 2003 are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations, with or without call or prepayment penalties.

	U.S. Government and Agency Securities	State and Municipal Securities	Total
Due In:
One Year or Less	$3,824	$1,510	$5,334
Average Yield	4.123%	4.445%	4.214%
One through Five Years	$25,712	$6,263	$31,975
Average yield	3.223%	3.689%	3.314%
Five through Ten Years	$—	$1,550	$1,550
Average Yield	—	4.681%	4.681%
After Ten Years	$—	$724	$724
Average Yield	—	7.447%	7.447%
Mortgage-backed securities	NA	NA	$6,891
Average Yield	NA	NA	3.970%
Other	NA	NA	$333
Average Yield	NA	NA	1.120%

Total	$29,536	$10,047	$46,807

	3.339%	4.207%	3.607%

Weighted average yields were not calculated using a tax equivalent basis.

Lending and Credit Management. Interest on loans is the primary source of income for the Bank. Net loans represented 61.66% of total assets as of December 31, 2003. This compares to 60.76% of total assets at December 31, 2002. The Bank works to serve the credit needs of the entire community; however, its primary focus for lending is to small-to-medium sized businesses, professionals, and individuals for commercial and real estate related financing needs. A majority of the Bank’s loans are to customers located within the Bank’s service area.

Although the risk of non-payment always exists, type and level of risk changes with different types of loans. In the Bank’s loan portfolio, real estate is frequently used as collateral. The primary source of repayment is the income generated by a business or by an individual, but real estate as collateral provides an additional measure of security.

There are risks associated with taking real estate as collateral. The risks are changing property values, changes in property tax laws, and changes in economic conditions.

Loan risk is mitigated by lending to borrowers with proven credit histories and demonstrated ability to repay. The Bank manages risk in the loan portfolio by following loan policies and underwriting practices designed to result in minimal risk.

Interest income on loans is accrued daily on the principal balance outstanding. Generally, no interest is accrued on loans deemed to be uncollectible, or when the principal or interest payments become 90 days past due. At December 31, 2003, the Bank had no loans that were 90 days or more past due and still accruing interest and $1,023 of non-accrual loans. At December 31, 2002, the Bank had no loans that were 90 days or more past due and still accruing interest and $1,184 of non-accrual loans.

Loans. The Bank’s loan portfolio totaled $95,501 on December 31, 2003. This is a 10.71% increase over the December 31, 2002 total loans of $86,265.

The composition of the loan portfolio at December 31 was as follows:

	2003 Portfolio	% Of Portfolio
Commercial and agricultural	$11,803	12.15%
Real Estate:
Commercial	75,970	78.18%
Construction/lot	3,584	3.61%
1-4 family residential property	3,505	3.69%
Consumer	2,309	2.37%

	97,171	100.00%

Less reserve for loan losses	(1,461)
Less deferred loan fees	(209)

	$95,501

As of December 31, 2003, the Bank’s loans to entities in the hotel/lodging industry totaled $23,612, which represents approximately 24% of the loan portfolio. The Bank generally requires collateral on all real estate exposures and maintains loan-to-value ratios of no greater that 75% for hotel/motel loans, 80% on all others.

The following table shows the maturity analysis of the loan portfolio as of December 31, 2003.

	Within One Year	After One But Within Five Years	After Five Years	Total
Commercial and agricultural	$5,431	$3,889	$2,483	$11,803
Real Estate:
Commercial	4,374	7,510	64,086	75,970
Construction/lot	1,875	50	1,659	3,584
1-4 family residential property	2	875	2,628	3,505
Consumer	344	1,296	669	2,309

	$12,026	$13,620	$71,525	$97,171

Of these loans maturing after one year, $11,340 have predetermined or fixed interest rates and $73,805 have floating or adjustable interest rates.

Asset Quality. Nonperforming assets consist of loans on which interest is no longer accrued, accruing loans past due 90 days or more, other real estate acquired through foreclosure or deeds in lieu of foreclosure (other real estate), as well as the time certificates of deposit in receivership. Total nonperforming assets decreased 65.50% from $6,169 at December 31, 2002, to $2,128 at December 31, 2003. Non-accrual loans and accruing loans 90 days past due decreased $161, or 13.60%. The Bank’s policy is to put loans on nonaccrual status when they become 90 days or more past due, unless the loans are well secured and in the process of collection. Collection plans are in place for these loans. All anticipated losses on these loans have been reserved for in the reserve for loan losses. Other real estate is carried at the lower of the Bank’s cost or the estimated net realizable value upon sale.

Nonperforming assets were as follows at December 31:

	2003	2002
Loans on nonaccrual status	$1,023	$1,184
Accruing loans past due 90 days or more	—	—
Restructured loans	—	—
Other real estate	687	1,046
Other: TCD’s purchased, net of reserve and write down	418	3,939

	$2,128	$6,169

The gross interest income that would have been recorded in 2003 and 2002 if the loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period, amounts to $112 and 184, respectively.

The Bank is not aware of any loans continuing to accrue interest at December 31, 2003 that represent or result from trends or uncertainties which management reasonably expect will materially impact future operating results, liquidity, or capital resources, or represent material credits about which management is aware of any information which would raise serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

Reserve for Loan Losses. The reserve for loan losses reflects management’s current estimate of the amount required to absorb losses on existing loans and commitments to extend credit. Loans deemed uncollectible are charged against and reduce the reserve. Periodically, a provision for loan losses is charged to current expense. Periodic provisions for loan losses are made to maintain the reserve for loan losses at an appropriate level. The provisions are based on an analysis of various factors including historical loss experience based on volumes and types of loans, volumes and trends in delinquencies and non-accrual loans, trends in portfolio volume, results of internal and independent external credit reviews, and general economic conditions. This provision acts to replenish the reserve for loan losses and to maintain the reserve at a level that management deems adequate.

There is no precise method of predicting specific loan losses or amounts that ultimately may be charged off on segments of the loan portfolio. The determination that a loan may become uncollectible, in whole or in part, is a matter of judgment. Similarly, the adequacy of the reserve for loan losses can be determined only on a judgmental basis, after full review, including (a) consideration of economic conditions and the effect on particular industries and specific borrowers; (b) a review of borrowers’ financial data, together with industry data, the competitive situation, the borrowers’ management capabilities and other factors; (c) a continuing evaluation of the loan portfolio, including monitoring by lending officers and staff credit personnel of all loans which are identified as being of less than acceptable quality; (d) an in-depth appraisal, on a monthly basis, of all loans judged to present a possibility of loss (if, as a result of such monthly appraisals, the loan is judged to be not fully collectible, the carrying value of the loan is reduced to that portion considered collectible); and (e) an evaluation of the underlying collateral for secured lending, including the use of independent appraisals of real estate properties securing loans. A formal analysis of the adequacy of the reserve is conducted quarterly and is reviewed by the Board of Directors. Based on this analysis, management considers the reserve for loan losses to be adequate.

Transactions in the reserve for loan losses for the years ended December 31, 2003 and 2002 were as follows:

	2003	2002
Balance at beginning of year	$1,263	$1,043
Loan loss provision	300	270
Charge-offs:
Commercial and agricultural	(150)	—
Real Estate:
Commercial	—	(11)
Construction/lot	—	—
1-4 family residential property	—	—
Consumer	(1)	(54)
Total Charge-offs	(151)	(65)
Recoveries:
Commercial and agricultural	20	15
Real Estate:
Commercial	—	—
Construction/lot	—	—
1-4 family residential property	4	—
Consumer	25	—

Total Recoveries	49	15

Net charge-offs	(102)	(50)

Balance at end of year	$1,461	$1,263

Ratio of net charge-offs to average loans outstanding	(.12)%	(0.06)%

The Bank’s reserve for loan losses totaled $1,461 at December 31, 2003, representing 1.50% of loans outstanding. This compares with $1,263 or 1.44% of loans outstanding at December 31, 2002.

Management continues to work with legal counsel in pursuing all possible collection avenues on charged off loans and any future recoveries will be recognized as a credit back to the reserve for loan losses.

In the following table, the reserve for loan losses at December 31, 2003 and 2002 has been allocated among major loan categories based on a number of factors including quality, volume, economic outlook, and other business considerations.

	2003 Reserve	% Of Total Loans	2002 Reserve	% Of Total Loans
Commercial and agricultural	$888	12.15%	$830	13.12%
Real Estate:
Commercial	401	78.18%	330	77.08%
Construction/lot	—	3.61%	1	4.10%
1-4 family residential property	17	3.69%	26	2.82%
Consumer	65	2.37%	35	2.88%
Unallocated	90	NA	41	N/A

	$1,461	100.00%	$1,263	100.00%

Deposits. At December 31, 2003, total deposits were $132,747. This is a $5,423 or 4.29% increase over December 31, 2002 total deposits of $124,324.

The Bank’s average deposits are summarized as follows:

	2003 Average Amount	Percent Of Total Deposits	Average Rate Paid	2002 Average Amount	Percent Of Total Deposits	Average Rate Paid
Demand Deposits	$21,873	16.92%	—	$18,507	15.62%	—
Interest Bearing Demand	25,397	19.64%	0.20%	21,650	18.28%	0.57%
Savings Accounts	52,496	40.61%	0.75%	44,627	37.67%	1.39%
Time Deposits	29,518	22.83%	1.92%	33,671	28.43%	2.95%

	$129,284	100.00%		$118,455	100.00%

Time Deposits at December 31, 2003 are scheduled to mature as follows:

	Under $100	$100 And Over	Total
Three months or less	$6,018	$2,274	$8,292
Over three months through six months	4,199	1,240	5,439
Over six months through twelve months	5,770	1,910	7,680
Over one year	4,037	2,163	6,200

	$20,024	$7,587	$27,611

Liquidity and Sources of Funds. The Bank’s primary sources of funds for liquidity purposes are customer deposits, maturities of investment securities, sales of available for sale securities, loan repayments, advances on lines of credit from correspondent banks and from the Federal Home Loan Bank, and purchase of federal funds. The Bank can anticipate the availability of funds from scheduled loan repayments, maturities of securities, and from borrowed funds. Customer deposits and unscheduled payments of loans are influenced by the interest rate environment, the condition of the economy, competition and other factors. Deposits are the Bank’s primary source of new funds. At December 31, 2003, 2002 and 2001 total deposits were $132,747, $127,324, and $115,147, respectively. As of December 31, 2003, the Bank had $4,100 in available borrowings from the Federal Home Loan Bank of Seattle and $5,500 in available borrowings from correspondent banks.

Management anticipates that the Bank will rely primarily on deposit growth, maturities of investment securities, sales of available for sale securities, and loan repayments to meet its liquidity needs. Borrowings are also used to provide for short-term liquidity needs.

Liquidity may be affected by the Bank’s routine commitments to extend credit. Historically a significant portion of such commitments (such as lines of credit) have expired or terminated without funding. In addition, a certain portion of total commitments pertain to various construction projects. Under the terms of such construction commitments, completion of specified project benchmarks must be certified before funds may be drawn. At December 31, 2003 the Bank had approximately $17,400 in outstanding commitments to extend credit. Management believes that the Bank’s available resources will be sufficient to fund its commitments in the normal course of business.

The following table summarizes the Bank’s short term borrowings for the last two years.

	2003	2002
Average interest rate:
At year end	1.10%	NA
For the year	1.11%	1.89%
Average amount outstanding during year	$583	NA
Maximum amount outstanding at any month end	$7,000	$6
Amount outstanding at year end	$7,000	$—

Asset-Liability Management and Rate Sensitivity. The Bank’s results of operations are largely dependent on its ability to manage net interest income. The principal purpose of asset-liability management is to manage the Bank’s sources and uses of funds under various interest rate and economic conditions in order to stabilize net income and minimize risk.

The Bank analyzes its interest rate risk by modeling and by traditional interest rate gap analysis. The model analyzes the Bank’s current position and anticipated future results based on assumptions and estimations that management deems reasonable, although actual results may vary substantially.

The main component of asset-liability management is the management of the Bank’s interest rate sensitivity and market risk. Interest rate sensitivity is defined as the volatility in earnings resulting from changes in interest rates and/or the mismatch of repricing intervals between assets and liabilities. The Bank’s management attempts to manage its assets and liabilities to maximize earnings growth by minimizing the effects of changing market rates, asset and liability mix, and prepayment trends. This is a “balanced position” strategy which lessens the volatility in interest income. Management actively manages the relationship between its interest rate sensitive assets and interest rate sensitive liabilities. If assets and liabilities do not reprice simultaneously, and in equal amounts, a gap is present and exposure to interest rate risk exists. An interest rate sensitivity gap occurs when there is a different amount of rate sensitive assets than rate sensitive liabilities scheduled to reprice over the same period of time. The gap is considered positive when rate sensitive assets exceed rate sensitive liabilities, and negative when rate sensitive liabilities exceed rate sensitive assets. During a period of rising interest rates, a negative gap would generally tend to adversely impact net interest income while a positive gap would generally tend to result in an increase in net interest income. During a period of declining interest rates, a negative gap would generally tend to result in increased net interest income, while a positive gap would generally tend to adversely affect net interest income.

The following table sets forth the interest rate sensitivity of the Bank’s assets and liabilities over various contracted repricing periods and maturities as of December 31, 2003. Certain shortcomings are inherent in the traditional gap analysis presented in the table. For example, although certain assets and liabilities may have similar repricing periods or maturities, historically they have been proven to react in different timings and degree to changes in market interest rates. In addition, loan repayments and early withdrawals of certificates of deposits could cause the interest sensitivities to vary from those which appear in the table.

	Within One Year	After One But Within Five Years	After Five Years	Total
Assets
Interest bearing deposits in bank	$194	$—	$—	$194
Investment securities available for sale (1)	5,334	31,975	9,498	46,807
Loans (2)	32,436	17,357	46,410	96,203

Total earning assets	$37,964	$49,332	$55,908	$143,204

Liabilities
Deposits:
Savings and interest bearing checking	$82,356	$—	$—	$82,356
Time deposits	21,411	6,200	—	27,611
Short-term borrowings	7,000	—	—	7

Total interest bearing liabilities	$110,767	$6,200	$—	$116,967

Net interest rate sensitivity gap	$(72,803)	$43,132	$55,908	$26,237

Cumulative net interest rate sensitivity gap	$(72,803)	$(29,671)	$26,237	$26,237

Cumulative Gap as a percentage of Average Earning Assets	54.47%	22.30%	19.72%

(1)	Does not include Federal Home Loan Bank Stock.
(2)	Does not include $1,023 of loans which are in non-accrual status; includes loans held for sale.

On a straight gap measurement of interest rate sensitivity, the Bank is liability sensitive up to five years and is asset sensitive after five years. Using the financial model with historical timings and degree of market rate change affecting the components of the balance sheet, the Bank is slightly asset sensitive. The Bank will see a slightly negative effect on equity in a falling rate environment and a slightly positive effect on equity in a rising rate environment.

Capital. The Bank is subject to various capital requirements administered by the Federal and State banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines that involve quantitative measures of the Bank’s assets, and certain off balance sheet items as calculated under regulatory accounting practices, the Bank’s capital classification is also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

As of December 31, 2003, the most recent notification from the Bank’s regulator categorized the Bank as well-capitalized under the applicable regulations. To be categorized as “well-capitalized,” the Bank must maintain at least 10% total risk based capital, 6% Tier 1 risk based capital, and 5% Tier 1 leverage capital. There are no conditions or events since that notification that management believes have changed the institution’s category.

The following table indicates the Bank’s capital adequacy position at December 31, 2003 and December 31, 2002 and compares those positions to the well capitalized requirements.

	December 31, 2003	December 31, 2002	To Be Well Capitalized
Tier 1 capital to average assets	9.42%	9.43%	5.00%
Tier 1 capital to risk weighted assets	12.84%	12.38%	6.00%
Total capital to risk weighted assets	14.09%	13.58%	10.00%

Shareholders’ equity increased to $14,571 at December 31, 2003, from $13,630 in 2002, and $12,608 in 2001. The increases were primarily driven by earnings retained after dividend payments. Net income less dividends paid amounted to $960, $512, and $866 in 2003, 2002, and 2001, respectively. At December 31, 2003, the Bank’s Tier 1 Capital, as a percentage of average assets, was 9.42%. This compared to 9.43% at December 31, 2002.

Contractual Obligations. As of December 31, 2003, the Bank has entered into the following contractual obligations listed below:

	Payments Due by Period
	Total	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years
Time deposits of $100,000 and over	$7,587	$5,423	$1,432	$732	$—
Federal Home Loan Bank advances	7,000	7,000	—	—	—

Total contractual obligations	$14,587	$12,423	$1,432	$732	$—

Off-Balance Sheet Arrangements. A schedule of significant off-balance sheet commitments as of December 31, 2003 is as follows:

Commitments to extend credit	$17,336
Standby letters of credit	43

See Note 10 to the Notes to Consolidated Financial Statements included in Item 7 hereof for a discussion of the nature, business purpose, and importance of off-balance sheet arrangements.

ITEM 7. FINANCIAL STATEMENTS.

The independent auditors’ report and accompanying financial statements, which include balance sheets, statements of income, statements of shareholders’ equity, statements of cash flows, and notes to financial statements follow on pages 21 through 44.

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Bank of Astoria

We have audited the accompanying balance sheet of Bank of Astoria (the Bank) as of December 31, 2003, and the related statements of income, changes in stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Bank as of December 31, 2002, and for each of the years in the two-year period then ended, were audited by other auditors whose report dated January 30, 2003, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2003 financial statements referred to above present fairly, in all material respects, the financial position of the Bank as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

Portland, Oregon

January 22, 2004

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Bank of Astoria

Astoria, Oregon

We have audited the accompanying balance sheet of Bank of Astoria as of December 31, 2002, and the related statements of income, shareholders’ equity and cash flows for the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bank of Astoria as of December 31, 2002, and the results of its operations and its cash flows for the years ended December 31, 2002 and 2001, in conformity with U. S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Tacoma, Washington
January 30, 2003

BANK OF ASTORIA

BALANCE SHEETS

December 31, 2003 and 2002

($ in thousands, except for share data)

	2003	2002
ASSETS
Cash and cash equivalents:
Cash and due from banks	$5,833	$5,644
Interest-bearing demand deposits at Federal Home Loan Bank	194	7,014

Total cash and cash equivalents	6,027	12,658

Investment securities available-for-sale	46,807	32,743
Federal Home Loan Bank stock	302	168
Loans held for sale	55	482
Loans, net	95,501	86,265
Premises and equipment, net	3,350	3,414
Other real estate	687	1,046
Certificates of deposit purchased from other financial institutions, net	418	3,939
Accrued interest and other assets	1,718	1,250

Total assets	$154,865	$141,965

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand	$22,780	$20,883
Interest-bearing demand	71,968	66,997
Savings	10,388	8,348
Time	27,611	31,096

Total deposits	132,747	127,324

Short-term borrowings	7,000	—
Accrued interest and other liabilities	547	1,011

Total liabilities	140,294	128,335

Stockholders’ equity:
Common stock, $1.25 par value; 10,000,000 shares authorized; 2,343,840 shares issued and outstanding (2,322,570 in 2002)	2,930	2,903
Surplus	4,736	4,558
Retained earnings	6,532	5,572
Accumulated other comprehensive income	373	597

Total stockholders’ equity	14,571	13,630

Total liabilities and stockholders’ equity	$154,865	$141,965

See accompanying notes

BANK OF ASTORIA

STATEMENTS OF INCOME

Years ended December 31, 2003, 2002 and 2001

($ in thousands, except for share data)

	2003	2002	2001
Interest and dividend income:
Interest and fees on loans	$7,018	$7,506	$8,417
Taxable interest on investment securities available-for-sale	1,158	896	772
Nontaxable interest on investment securities available-for-sale	257	225	282
Interest on demand deposits at Federal Home Loan Bank	59	56	350
Dividends on Federal Home Loan Bank stock	6	28	36

Total interest and dividend income	8,498	8,711	9,857

Interest expense:
Deposits	1,009	1,740	3,226
Short-term borrowings	3	—	5

Total interest expense	1,012	1,740	3,231

Net interest income	7,486	6,971	6,626

Loan loss provision	300	270	254

Net interest income after loan loss provision	7,186	6,701	6,372

Noninterest income:
Service charges on deposit accounts	460	449	434
Gains on sales of other real estate, net	250	6	—
Gains on sales of mortgage loans, net	134	93	71
Gains on sales of SBA loans	110	68	35
Gains on sales of investment securities available-for-sale, net	2	—	34
Other	236	223	216

Total noninterest income	1,192	839	790

Noninterest expenses:
Salaries and employee benefits	2,522	2,333	2,280
Furniture and equipment	413	355	380
Occupancy, net	351	350	308
Professional fees	286	113	94
Office supplies	122	135	134
Communications	107	101	77
Write-down and provision for allowance on certificates of deposit purchased from other financial institutions	—	695	—
Other	886	917	754

Total noninterest expenses	4,687	4,999	4,027

Income before income taxes	3,691	2,541	3,135

Provision for income taxes	1,327	867	1,110

Net income	$2,364	$1,674	$2,025

Basic earnings per common share	$1.01	$.72	$.88

Diluted earnings per common share	$1.00	$.72	$.87

See accompanying notes

BANK OF ASTORIA

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years ended December 31, 2003, 2002 and 2001

($ in thousands, except for share data)

	Number of shares	Common stock	Surplus	Retained earnings	Accumulated other comprehensive income (loss)	Total stockholders’ equity
Balances at December 31, 2000	2,312,720	$2,890	$4,489	$4,194	$42	$11,615

Comprehensive income:
Net income	—	—	—	2,025	—	2,025
Other comprehensive income – Unrealized gains on investment securities available-for-sale of approximately $131 (net of income taxes of approximately $87), net of reclassification adjustment for net gains on sales of investment securities available-for-sale included in net income of approximately $20 (net of income taxes of approximately $14)	—	—	—	—	111	111

Total comprehensive income	—	—	—	—	—	2,136
Cash dividends paid ($0.50 per share)	—	—	—	(1,159)	—	(1,159)
Stock options exercised	2,000	3	13	—	—	16

Balances at December 31, 2001	2,314,720	2,893	4,502	5,060	153	12,608

See accompanying notes

BANK OF ASTORIA

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (continued)

Years ended December 31, 2003, 2002 and 2001

($ in thousands, except for share data)

	Number of shares	Common stock	Surplus	Retained earnings	Accumulated other comprehensive income (loss)	Total stockholders’ equity
Comprehensive income:
Net income	—	$—	$—	$1,674	$—	$1,674
Other comprehensive income – Unrealized gains on investment securities available-for-sale of approximately $444 (net of income taxes of approximately $297)	—	—	—	—	444	444

Total comprehensive income	—	—	—	—	—	2,118
Cash dividends paid ($.50 per share)	—	—	—	(1,162)	—	(1,162)
Stock options exercised	7,850	10	56	—	—	66

Balances at December 31, 2002	2,322,570	2,903	4,558	5,572	597	13,630

See accompanying notes

BANK OF ASTORIA

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (continued)

Years ended December 31, 2003, 2002 and 2001

($ in thousands, except for share data)

	Number of shares	Common stock	Surplus	Retained earnings	Accumulated other comprehensive income (loss)	Total stockholders’ equity
Comprehensive income:
Net income	—	$—	$—	$2,364	$—	$2,364
Other comprehensive income (loss) – Unrealized losses on investment securities available-for-sale of approximately $225 (net of income taxes of approximately $150), net of reclassification adjustment for net gains on sales of investment securities available-for-sale included in net income of approximately $1 (net of income taxes of approximately $1)	—	—	—	—	(224)	(224)

Total comprehensive income	—	—	—	—	—	2,140
Cash dividends paid ($.60 per share)	—	—	—	(1,404)	—	(1,404)
Stock options exercised	21,270	27	178	—	—	205

Balances at December 31, 2003	2,343,840	$2,930	$4,736	$6,532	$373	$14,571

See accompanying notes

BANK OF ASTORIA

STATEMENTS OF CASH FLOWS

Years ended December 31, 2003, 2002 and 2001

($ in thousands)

	2003	2002	2001
Cash flows from operating activities:
Net income	$2,364	$1,674	$2,025
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	395	399	357
Dividends on Federal Home Loan Bank stock	(6)	(28)	(36)
Loan loss provision	300	270	254
Credit for deferred income taxes	(157)	(308)	(24)
Gain on sales of premises and equipment	(28)	(2)	—
Gain on sales of other real estate, net	(250)	(6)	—
Gains on sales of loans, net	(244)	(161)	(106)
Gains on sales of investment securities available-for-sale, net	(2)	—	(34)
Write-down and provision for allowance on certificates of deposit purchased from other financial institutions	—	695	—
Originations of loans held for sale	(19,172)	(17,494)	(17,525)
Proceeds from sales of loans held for sale	19,843	17,792	17,012
Decrease (increase) in accrued interest and other assets	(161)	(150)	89
Increase (decrease) in accrued interest and other liabilities	(464)	528	(82)

Net cash provided by operating activities	2,418	3,209	1,930

Cash flows from investing activities:
Purchases of investment securities available-for-sale	(30,613)	(20,398)	(14,158)
Proceeds from sales of investment securities available-for sale	500	1,773	7,263
Proceeds from maturities, calls and prepayments of investment securities available-for-sale	15,677	6,801	10,173
Purchases of Federal Home Loan Bank stock	(188)	—	—
Proceeds from sales of Federal Home Loan Bank stock	60	416	—
Net increase in loans	(9,536)	(696)	(735)
Purchases of premises and equipment, net	(303)	(119)	(1,534)
Proceeds from sales of other real estate, net	609	396	—
Decrease (increase) in certificates of deposit purchased from other financial institutions	3,521	—	(4,634)

Net cash used in investing activities	(20,273)	(11,827)	(3,625)

Cash flows from financing activities:
Net increase in deposits	5,423	12,207	7,641
Net increase (decrease) in short-term borrowings	7,000	—	(3,114)
Cash dividends paid	(1,404)	(1,162)	(1,159)
Stock options exercised	205	66	16

Net cash provided by financing activities	11,224	11,111	3,384

Net increase (decrease) in cash and cash equivalents	(6,631)	2,493	1,689
Cash and cash equivalents at beginning of the year	12,658	10,165	8,476

Cash and cash equivalents at end of the year	$6,027	$12,658	$10,165

See accompanying notes

1.	Description of business and summary of significant accounting policies

Description of business

Bank of Astoria (the Bank) conducts a general banking business and primarily operates in one business segment. The Bank operates five branches in Astoria, Oregon and surrounding communities in the northern Oregon coastal area. Its activities include the usual lending and deposit functions of a commercial bank: commercial, real estate, consumer, and mortgage loans; checking, money market, time deposit and savings accounts; internet banking and bill payment; automated teller machines and safe deposit facilities. The Bank makes loans primarily to small and middle-market businesses and middle-income individuals. In addition, the Bank originates and sells mortgage loans into the secondary market.

Method of accounting

The Bank prepares its financial statements in conformity with accounting principles generally accepted in the United States and prevailing practices within the banking industry. The Bank utilizes the accrual method of accounting which recognizes income when earned and expenses when incurred. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and interest-bearing demand deposits at Federal Home Loan Bank (FHLB).

The Bank maintains balances in correspondent bank accounts which, at times, may exceed federally insured limits. Management believes that its risk of loss associated with such balances is minimal due to the financial strength of the correspondent banks. The Bank has not experienced any losses in such accounts.

Supplemental disclosures of cash flow information ($ in thousands)

During 2003, 2002 and 2001, noncash transactions resulted from unrealized gains and losses on investment securities available-for-sale, net of income taxes, as disclosed in the accompanying statements of changes in stockholders’ equity; other real estate acquired in settlement of loans; and loans made on sales of other real estate.

During 2003, 2002 and 2001, the Bank paid approximately $1,043, $1,818, and $3,376, respectively, in interest expense.

During 2003, 2002 and 2001, the Bank made income tax payments of approximately $2,204, $750, and $1,150, respectively.

Investment securities

Investment securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. The Bank had no held-to-maturity securities at December 31, 2003 and 2002.

Investment securities that are purchased and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses included in noninterest income. The Bank had no trading securities at December 31, 2003 and 2002.

1.	Description of business and summary of significant accounting policies (continued)

Investment securities that are not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and are reported at fair value, with unrealized gains and losses excluded from earnings and reported as other comprehensive income or loss, net of income taxes.

Gains and losses on the sales of available-for-sale securities are determined using the specific-identification method. Premiums and discounts on available-for-sale securities are recognized in interest income using the interest method generally over the period to maturity.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. The related write-downs would be included in earnings as realized losses. Management believes that all unrealized losses on investment securities as of December 31, 2003 are temporary.

Federal Home Loan Bank stock

The Bank’s investment in FHLB stock is carried at par value, which approximates fair value. As a member of the FHLB system, the Bank is required to maintain a minimum level of investment in FHLB stock based on specific percentages of its outstanding mortgages, total assets or FHLB advances. At December 31, 2003, the Bank met its minimum required investment. The Bank may request redemption at par value of any FHLB stock in excess of the minimum required investment. Stock redemptions are at the discretion of the FHLB.

Loans held for sale

Loans held for sale are comprised of mortgage and government-guaranteed loans, which are carried at the lower of cost or estimated market value. Market value is determined on an aggregate loan basis. At December 31, 2003 and 2002, loans held for sale were carried at cost, which approximated estimated market value.

Loans

Loans are stated at the amount of unpaid principal, reduced by the reserve for loan losses and deferred loan fees.

Interest income on all loans is accrued as earned on the simple interest method. The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to make payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Loans are returned to accrual status when all principal and interest payments contractually due are brought current and, in management’s opinion, future payments are reasonably assured.

Loan origination and commitment fees, net of certain direct loan origination costs, are generally recognized as an adjustment of the yield of the related loan.

Reserve for loan losses

The reserve for loan losses represents management’s recognition of the assumed risks of extending credit and the quality of the existing loan portfolio. The reserve is established to absorb known and inherent losses in the loan portfolio as of the balance sheet date. The reserve is maintained at a level considered adequate to provide for potential loan losses based on management’s assessment of various factors affecting the portfolio. The reserve is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. The reserve is increased by provisions charged to operations and reduced by loans charged-off, net of recoveries.

1.	Description of business and summary of significant accounting policies (continued)

The Bank’s methodology for assessing the appropriate level of the reserve for loan losses consists of several key elements, which include the allocated allowance, specific allowances for impaired loans and the unallocated allowance.

The allocated portion of the allowance is calculated by applying loss factors to outstanding loan balances segregated by differing risk categories. Loss factors are based on historical loss experience, adjusted for current economic trends and conditions affecting the portfolio.

Impaired loans are either specifically allocated for in the reserve for loan losses or reflected as a partial charge-off of the loan balance. The Bank considers loans to be impaired when management believes that it is probable that all amounts due will not be collected according to the contractual terms. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the loan’s underlying collateral or related guaranty. Since a significant portion of the Bank’s loans are collateralized by real estate, the Bank primarily measures impairment based on the fair value of the underlying collateral or related guaranty. In certain other cases, impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. Smaller balance homogeneous loans (typically installment loans) are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual installment loans for impairment disclosures. Generally, the Bank evaluates a loan for impairment when it is placed on nonaccrual status. All of the Bank’s impaired loans at December 31, 2003 and 2002 were on nonaccrual status.

The unallocated portion of the allowance is based upon management’s evaluation of various factors that are not directly measured in the determination of the allocated and specific allowances. Such factors include uncertainties in economic conditions, the difficulty in identifying triggering events that directly correlate to subsequent loss rates, risk factors that have not yet manifested themselves in loss allocation factors and historical loss experience data that may not precisely correspond to the current portfolio. Also, loss data representing a complete economic cycle is not available for all sections of the loan portfolio. Accordingly, the unallocated allowance helps to minimize the risk related to the margin of imprecision inherent in the estimation of allocated loan losses. Due to the subjectivity involved in the determination of the unallocated portion of the reserve for loan losses, the relationship of the unallocated component to the total reserve for loan losses may fluctuate from period to period.

Various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s reserve for loan losses. Such agencies may require the Bank to recognize additions to the reserve in the future based on their judgment of the information available to them at the time of their examinations.

Premises and equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is computed on a straight-line basis over the shorter of the estimated useful lives of the assets or terms of the leases. Amortization of leasehold improvements is included in depreciation and amortization expense in the accompanying financial statements.

Other real estate ($ in thousands)

Other real estate, acquired through foreclosure or deeds in lieu of foreclosure, is carried at the lower of cost or estimated net realizable value. When the property is acquired, any excess of the loan balance over the estimated net realizable value is charged to the reserve for loan losses. Holding costs, subsequent write-downs to net realizable value, if any, or any disposition gains or losses are included in non interest income and expenses. Other real estate acquired in settlement of loans was $867, $1,570 and $223 for the years ended December 31, 2003, 2002 and 2001, respectively. Loans made on sales of other real estate were $180 and $347 for the years ended December 31, 2003 and 2002, respectively. There were no sales of other real estate during the year ended December 31, 2001.

1.	Description of business and summary of significant accounting policies (continued)

Advertising ($ in thousands)

Advertising costs are generally charged to expense during the year in which they are incurred. Advertising costs charged to expense were $53, $51 and $49 for the years ended December 31, 2003, 2002 and 2001, respectively.

Income taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision (credit) for income taxes.

Recently issued accounting standards

In June 2001, the Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting obligations associated with the retirement of long-lived assets and the associated asset retirement costs. SFAS No. 143 was effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 did not have a material effect on the Bank’s financial statements.

In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. Certain guarantees are subject to the disclosure requirements of FIN 45 but not to the recognition provisions. Such guarantees include, among others, a guarantee accounted for as a derivative instrument under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, a parent’s guarantee of debt owed to a third party by its subsidiary or vice versa, and a guarantee which is based on performance, not price. The disclosure requirements of FIN 45 were effective for the Bank as of December 31, 2002, and required disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor’s obligations under the guarantee.

The recognition requirements of FIN 45 are applied prospectively to guarantees issued or modified after December 31, 2002. Significant guarantees that have been entered into by the Bank are disclosed in Note 10. The adoption of FIN 45 did not have a material effect on the Bank’s financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. SFAS No. 148 amended SFAS No 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amended the disclosure provisions of SFAS No.123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. In addition, SFAS No.148 amended Accounting Principles Board (APB) Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. The Bank has adopted SFAS No. 148 and has elected to continue to account for stock-based compensation under APB Opinion No. 25, Accounting for Stock Issued to Employees, and the related interpretations (APB No. 25).

In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46 was effective upon issuance and provides accounting requirements for business enterprises to consolidate related entities in which they are determined to be the primary beneficiary as a result of their variable economic interests. FIN 46 provides guidance in judging multiple economic interests in an entity and in determining the primary beneficiary. FIN 46 outlines disclosure requirements for variable interest entities (VIEs) in existence prior to January 31, 2003, and provides consolidation requirements for VIEs created after January 31, 2003. Subsequent to the issuance of FIN 46, the FASB issued a revised interpretation, the provisions of which must be applied to certain VIEs by March 31, 2004. The effect of adopting FIN 46 and related revisions did not have a material effect on the Bank’s financial statements.

1.	Description of business and summary of significant accounting policies (continued)

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. SFAS No. 149 was effective for contracts entered into or modified after June 30, 2003 and did not have a material effect on the Bank’s financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that a company classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic companies. The effect of adopting SFAS No. 150 did not have a material effect on the Bank’s financial statements.

Stock option plans ($ in thousands, except for share data)

At December 31, 2003, the Bank has two stock-based employee and director compensation plans, which are described more fully in Note 15. The Bank accounts for those plans under the recognition and measurement principles of APB No. 25. No stock-based employee or director compensation cost has been reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effects on net income and earnings per common share if the Bank had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee and director compensation:

	2003	2002	2001
Net income, as reported	$2,364	$1,674	$2,025

Deduct: Total stock-based employee and director compensation expense determined under fair value based method for all awards, net of related income tax effects	(39)	(80)	(17)

Pro forma net income	$2,325	$1,594	$2,008

Earnings per common share:
Basic – as reported	$1.01	$.72	$.88
Basic – pro forma	1.00	.69	.87

Diluted – as reported	1.00	.72	.87
Diluted – pro forma	.99	.69	.87

The effect of applying SFAS No. 123 to stock options granted in the years ended December 31, 2003, 2002 and 2001 resulted in an estimated weighted-average grant date fair value of $1.36, $.72 and $1.58, respectively. The Bank used the Black-Scholes option-pricing model with the following weighted-average assumptions to value options granted for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
Dividend yield	4.93%	5.17%	5.14%
Expected volatility	20.19%	8.81%	21.72%
Risk-free interest rate	2.95%	5.43%	5.15%
Expected option lives	10 years	10 years	10 years

1.	Description of business and summary of significant accounting policies (continued)

Reclassifications: Certain amounts in 2002 and 2001 have been reclassified to conform with the 2003 presentation.

2.	Cash and due from banks ($ in thousands)

The Bank is required to maintain an average reserve balance (approximately $2,017 and $1,021 at December 31, 2003 and 2002, respectively) with the Federal Reserve Bank (FRB) or maintain such reserve balance in the form of cash. This requirement was met by holding cash and maintaining an average reserve balance with the FRB in excess of this amount.

3.	Investment securities available-for-sale ($ in thousands)

Investment securities available-for-sale at December 31, 2003 and 2002 consisted of the following:

2003	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
U.S. Government and agency securities	$29,184	$488	$136	$29,536
Obligations of state and political subdivisions	9,832	215	—	10,047
Mortgage-backed securities	6,837	66	12	6,891
Other	333	—	—	333

	$46,186	$769	$148	$46,807

2002	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
U.S. Government and agency securities	$23,715	$744	$—	$24,459
Obligations of state and political subdivisions	5,508	183	—	5,691
Mortgage-backed securities	2,188	68	—	2,256
Other	337	—	—	337

	$31,748	$995	$—	$32,743

The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized cost	Estimated fair value
Due in one year or less	$5,272	$5,334
Due after one year through five years	31,580	31,975
Due after five years through ten years	2,164	2,274
Mortgage-backed securities	6,837	6,891
Other	333	333

	$46,186	$46,807

3.	Investment securities available-for-sale ($ in thousands) (continued)

Investment securities with a carrying value of approximately $14,871 and $4,301 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

Gross realized gains and losses on sales of investment securities during the years ended December 31, 2003, 2002 and 2001 were as follows:

	Gross realized gains	Gross realized losses	Net gains on sales
2003	$2	$—	$2
2002	—	—	—
2001	60	(26)	34

4.	Loans ($ in thousands)

Loans at December 31, 2003 and 2002 consisted of the following:

	2003	2002
Commercial and agricultural	$11,803	$11,496
Real estate:
Commercial	75,970	67,550
Construction/lot	3,584	2,469
1-4 family residential property/mortgage	3,505	3,594
Consumer	2,309	2,525

	97,171	87,634
Less:
Reserve for loan losses	(1,461)	(1,263)
Deferred loan fees	(209)	(106)

	(1,670)	(1,369)

Loans, net	$95,501	$86,265

The majority of the Bank’s loans are collateralized by real estate in the northern Oregon coastal geographic area, and, accordingly, the ultimate collectibility of a substantial portion of the Bank’s loan portfolio is susceptible to changes in the local market conditions. As of December 31, 2003 and 2002, the Bank’s loans to entities in the hotel/lodging industry totaled $23,612 and $16,667, respectively, which represents approximately 24% and 19%, respectively of the loan portfolio.

In the normal course of business, the Bank participates portions of loans to third parties in order to extend the Bank’s lending capability or to mitigate risk. At December 31, 2003 and 2002, the portion of these loans participated to third parties (which are not included in the accompanying financial statements) totaled approximately $2,790 and $2,773, respectively.

5.	Reserve for loan losses ($ in thousands)

Transactions in the reserve for loan losses for the years ended December 31, 2003, 2002 and 2001 were as follows:

	2003	2002	2001
Balance at beginning of year	$1,263	$1,043	$901
Loan loss provision	300	270	254
Loans charged-off	(151)	(65)	(157)
Recoveries of loans previously charged-off	49	15	45

Balance at end of year	$1,461	$1,263	$1,043

Loans on nonaccrual status at December 31, 2003 and 2002 were approximately $1,023 and $1,184, respectively. Interest income, which would have been realized on such nonaccrual loans outstanding at year-end, if they had remained current, was approximately $112 and $184 during the years ended December 31, 2003 and 2002, respectively. The amount of foregone interest on nonaccrual loans during the year ended December 31, 2001 was insignificant. Loans contractually past due 90 days or more on which the Bank continued to accrue interest at December 31, 2003 and 2002 were insignificant.

At December 31, 2003, impaired loans were $1,023, with related specific valuation allowances of $256. At December 31, 2002, impaired loans were $1,184 with related specific valuation allowances of $272. The average recorded investment in impaired loans was approximately $1,104 and $2,234 for the years ended December 31, 2003 and 2002, respectively. Interest income recognized on impaired loans for the years ended December 31, 2003, 2002 and 2001 was insignificant.

The Bank participates in the Oregon Economic & Community Development Department’s (the OECDD) Oregon Capital Access Program (the CAP Program). Under the CAP Program, eligible borrowers are charged a guarantee fee – generally 3% to 7% of the loan amount – which is matched by the OECDD. These aggregate fees, which remain the property of the OECDD, are maintained in an interest-bearing demand deposit account (the reserve account) at the Bank. When a loss is incurred on a loan originated under the CAP Program, the Bank may submit a claim to the OECDD requesting disbursement of existing funds from the reserve account to cover the loss. The Bank had loans under the CAP Program of $12,651 and $12,060 at December 31, 2003 and 2002, respectively. The balance in the reserve account for these loans was $845 and $657 at December 31, 2003 and 2002, respectively.

6.	Premises and equipment ($ in thousands)

Premises and equipment at December 31, 2003 and 2002 consisted of the following:

	2003	2002
Land	$885	$885
Buildings and leasehold improvements	3,447	3,275
Furniture and equipment	2,193	2,046
Construction in process	—	78

	6,525	6,284
Less accumulated depreciation and amortization	(3,175)	(2,870)

Premises and equipment, net	$3,350	$3,414

6.	Premises and equipment ($ in thousands)(continued)

At December 31, 2003, the Bank had entered into contracts for the purchase of approximately $452 of data processing equipment and related software, which management anticipates will be installed in February 2004. As of December 31, 2003, the Bank had paid approximately $45 as a deposit on these purchases, which is included in other assets in the accompanying December 31, 2003 balance sheet.

Prior to June 2003, the Bank had leased its Cannon Beach branch under an operating lease agreement. Net rental expense, included in occupancy expenses in the accompanying statements of income, was $7, $31 and $31 for 2003, 2002 and 2001, respectively.

7.	Certificates of deposit purchased from other financial institutions ($ in thousands)

At December 31, 2001, the Bank had $4,634 invested in certificates of deposit purchased from other financial institutions (the purchased certificates). These funds had been invested through a broker and held in safekeeping for the Bank by a trust company. In October 2001, the Bank discovered that the assets of the trust company had been placed in receivership and discontinued recording interest income at that time. During 2001, the Bank recorded a loss of $10, which represents the deductible related to an insurance policy that management believes may substantially cover any losses incurred on settlement of the purchased certificates.

During 2002, the Federal Deposit Insurance Corporation (the FDIC) required the Bank to write off 5% of the balance of the purchased certificates and to reserve an additional 10%. Accordingly, the accompanying 2002 statement of income includes a charge of $695 related to these regulatory requirements. The purchased certificates are shown net of the reserve in the accompanying balance sheets. During 2003, the Bank received $3,521 in cash distributions from the receiver as a partial recovery of its investment. Accordingly, the accompanying December 31, 2003 balance sheet includes $418 relating to the purchased certificates. The receiver continues to review the accounting and other records of the broker to determine the extent to which the Bank will be able to recover its investment. Accordingly, the Bank is unable to estimate the final amount, if any, it will recover from its investment in the purchased certificates. The receiver has indicated that it anticipates additional amounts may be distributed in the future, but the timing and amount of any potential future distributions are not yet known.

8.	Time deposits ($ in thousands)

Time deposits in excess of $100 aggregated approximately $7,587 and $7,772 at December 31, 2003 and 2002, respectively.

At December 31, 2003, the scheduled annual maturities of all time deposits were approximately as follows:

2004	$21,411
2005	1,909
2006	1,522
2007	922
2008	1,847

$27,611

9.	Borrowings ($ in thousands)

The Bank participates in the FHLB’s Cash Management Advance Program (the Program). As of December 31, 2003, the Bank had short-term borrowings under the Program of $7,000 with variable interest at 1.1%. As of December 31, 2002, there were no borrowings outstanding under the Program. All outstanding borrowings with the FHLB are collateralized by a blanket pledge agreement on the Bank’s FHLB stock, any funds on deposit with the FHLB and investment securities.

9.	Borrowings ($ in thousands)(continued)

As of December 31, 2003, the Bank had remaining available borrowings from the FHLB of approximately $4,092. To fully utilize the Bank’s available borrowings from FHLB, the Bank would be required to purchase additional FHLB stock of approximately $143. As an additional source of liquidity, the Bank has federal fund borrowing agreements with correspondent banks aggregating approximately $5,500 at December 31, 2003.

10.	Commitments, guarantees and contingencies ($ in thousands)

In the ordinary course of business, the Bank is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of amounts recognized in the accompanying balance sheets. The contractual amounts of these instruments reflect the extent of the Bank’s involvement in these particular classes of financial instruments. As of December 31, 2003 and 2002, the Bank had no commitments to extend credit at below-market interest rates and held no significant derivative financial instruments.

The Bank’s exposure to credit loss, in the event of nonperformance by the other party, to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The distribution of commitments to extend credit approximates the distribution of loans outstanding.

A summary of the Bank’s off-balance sheet financial instruments at December 31, 2003 and 2002 is approximately as follows:

	2003	2002
Commitments to extend credit	$17,336	$9,771
Standby letters of credit	43	29

Total off-balance sheet financial instruments	$17,379	$9,800

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held for other commitments varies but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held, if required, varies as specified above.

The Bank also has certain lending commitments for residential mortgage loans to be sold into the secondary market which are considered derivative instruments under the guidelines of SFAS No. 133. However, in the opinion of management, such derivative amounts are not significant, and, therefore, no derivative assets or liabilities are recorded in the accompanying financial statements.

The Bank has entered into employment contracts with its president, executive vice president, senior vice president and chief financial officer which provide for payments contingent upon a change in control of the Bank.

10.	Commitments, guarantees and contingencies ($ in thousands) (continued)

In the ordinary course of business, the Bank becomes involved in various litigation arising from normal banking activities. In the opinion of management, the ultimate disposition of these actions will not have a material adverse effect on the Bank’s financial statements as of and for the year ended December 31, 2003.

11.	Income taxes ($ in thousands)

The provision (credit) for income taxes for the years ended December 31, 2003, 2002 and 2001 was approximately as follows:

	2003	2002	2001
Current:
Federal	$1,247	$1,008	$957
State	237	167	177

	1,484	1,175	1,134
Deferred	(157)	(308)	(24)

Provision for income taxes	$1,327	$867	$1,110

The provision for income taxes results in effective tax rates which are different than the federal income tax statutory rate. The nature of the differences for the years ended December 31, 2003, 2002 and 2001 were approximately as follows:

	2003	2002	2001
Expected income tax provision at statutory rates	$1,255	$864	$1,066
Increase (decrease) resulting from:
State income taxes, net of federal effect	161	110	117
Tax-exempt income	(84)	(92)	(98)
Other, net	(5)	(15)	25

Provision for income taxes	$1,327	$867	$1,110

The components of the net deferred tax assets and liabilities at December 31, 2003 and 2002 were approximately as follows:

	2003	2002
Deferred tax assets:
Reserve for loan losses	$494	$370
Allowance on certificates of deposit purchased from other financial institutions	178	178
Deferred compensation	45	17
Other	101	(4)

Total deferred tax assets	818	561

Deferred tax liabilities:
Deferred loan income	558	464
Net unrealized gains on investment securities available-for-sale	249	398
Other	70	64

Total deferred tax liabilities	877	926

Net deferred tax liabilities	$59	$365

12.	Basic and diluted earnings per common share ($ in thousands, except for share data)

The Bank’s basic earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. The Bank’s diluted earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding plus dilutive common shares related to stock options.

The numerators and denominators used in computing basic and diluted earnings per common share for the years ended December 31, 2003, 2002 and 2001 can be reconciled as follows:

	Net income (numerator)	Shares (denominator)	Per-share amount
2003
Basic earnings per common share – Income available to common stockholders	$2,364	2,334,095	$1.01

Effect of assumed conversion of stock options	—	22,874

Diluted earnings per common share	$2,364	2,356,969	$1.00

2002
Basic earnings per common share – Income available to common stockholders	$1,674	2,319,693	$.72

Effect of assumed conversion of stock options	—	10,775

Diluted earnings per common share	$1,674	2,330,468	$.72

2001
Basic earnings per common share – Income available to common stockholders	$2,025	2,313,432	$.88

Effect of assumed conversion of stock options	—	5,279

Diluted earnings per common share	$2,025	2,318,711	$.87

13.	Transactions with related parties ($ in thousands)

Certain officers and directors (and the companies with which they are associated) are customers of, and have had banking transactions with, the Bank in the ordinary course of the Bank’s business. In addition, the Bank expects to continue to have such banking transactions in the future. All loans, and commitments to loan, to such parties are generally made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management, these transactions do not involve more than the normal risk of collectibility or present any other unfavorable features.

An analysis of activity with respect to such loans to officers and directors of the Bank for the year ended December 31, 2003 was approximately as follows:

Balance at December 31, 2002	$1,156
Additions	194
Repayments	(1,181)

Balance at December 31, 2003	$169

14.	Benefit plans ($in thousands)

401(k) profit sharing plan

The Bank maintains a 401(k) profit sharing plan (the Profit Sharing Plan) that covers substantially all employees who have completed at least six months of service. Employees may make voluntary tax-deferred contributions to the Profit Sharing Plan. The Bank may make matching and profit sharing contributions to the Profit Sharing Plan, which are at the discretion of the Bank’s Board of Directors (the Board). The total matching contributions charged to operations under the Profit Sharing Plan were approximately $31 for each of the years ended December 31, 2003, 2002 and 2001, respectively.

Incentive compensation plan

The Bank has another plan which provides incentive compensation to employees if the Bank meets certain performance criteria established by the Board. A portion of the amount earned under this plan is paid out in cash with the remainder being contributed to the Profit Sharing Plan. The total amounts charged to operations under this plan were approximately $213, $73, and $169 for the years ended December 31, 2003, 2002 and 2001, respectively.

Deferred compensation plans

The Bank has non-qualified deferred compensation plans for certain key executives and managers. In accordance with the provisions of the deferred compensation plans, participants can elect to defer portions of their annual compensation or fees. The deferred amounts generally vest as deferred. The deferred compensation plus interest is generally payable upon termination in either a lump sum or monthly installments. The Bank had no expense under these plans in 2003, 2002 or 2001.

15.	Stock option plans

Under the Bank’s Non-employee Director Stock Option Plan (the Non-employee Plan) and the Combined Incentive and Non-Qualified Stock Option Plan (the Employee Plan), the Bank may grant Incentive Stock Options (ISOs) and Non-qualified Stock Options (NSOs) to key employees and Board members.

The option price of ISOs and NSOs may not be less than the fair market value at the date of grant. Generally, options become exercisable in varying amounts based on years of employee service and vesting schedules. All options expire after a period of ten years.

At December 31, 2003, 19,200 and 41,540 shares reserved under the Non-employee Plan and the Employee Plan, respectively, were available for future grant. Activity related to the Non-employee Plan and the Employee Plan for the years ended December 31, 2003, 2002 and 2001 was as follows:

	2003		2002		2001
	Options out- standing	Weighted- average exercise price	Options out- standing	Weighted- average exercise price	Options out- standing	Weighted- average exercise price
Balance at beginning of year	153,520	$12.70	141,540	$13.21	114,870	$14.27
Granted	38,750	12.18	33,210	9.85	37,170	9.88
Forfeited	(6,260)	12.13	(13,380)	13.78	(8,500)	14.22
Exercised	(21,270)	9.58	(7,850)	8.00	(2,000)	8.00

Balance at end of year	164,740	$12.97	153,520	$12.70	141,540	$13.21

15.	Stock option plans (continued)

Information regarding the number, weighted-average exercise price and weighted-average remaining contractual life of options by range of exercise price at December 31, 2003 is as follows:

	Options outstanding			Exercisable options
Exercise price range	Number of options	Weighted- average exercise price	Weighted- average remaining contractual life (years)	Number of options	Weighted- average exercise price
$8.00-$8.50	19,930	$8.03	6.32	19,930	$8.03
$9.50-$10.50	48,510	9.85	7.81	48,510	9.85
$11.65-$12.80	50,000	12.13	7.99	19,730	11.94
$15.00	250	15.00	5.51	250	15.00
$19.00-$19.50	46,050	19.32	4.36	46,050	19.32

	164,740	$12.97	6.72	134,470	$13.14

Exercisable options as of December 31, 2002 and 2001 totaled 94,394 and 87,394, respectively.

16.	Estimated fair value of financial instruments ($ in thousands)

The following disclosures are made in accordance with the provisions of SFAS No. 107, Disclosures about Fair Value of Financial Instruments, which requires the disclosure of fair value information about financial instruments where it is practicable to estimate that value.

In cases where quoted market values are not available, the Bank primarily uses present value techniques to estimate the fair value of its financial instruments. Valuation methods require considerable judgment, and the resulting estimates of fair value can be significantly affected by the assumptions made and methods used. Accordingly, the estimates provided herein do not necessarily indicate amounts which could be realized in a current market exchange.

In addition, as the Bank normally intends to hold the majority of its financial instruments until maturity, it does not expect to realize many of the estimated amounts disclosed. The disclosures also do not include estimated fair value amounts for items which are not defined as financial instruments but which may have significant value. These include such off-balance sheet items as core deposit intangibles. The Bank does not believe that it would be practicable to estimate a representational fair value for these types of items as of December 31, 2003 and 2002.

Because SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying value of the Bank.

The Bank uses the following methods and assumptions to estimate the fair value of its financial instruments:

Cash and cash equivalents: The carrying amount approximates the estimated fair value of these instruments.

Investment securities available-for-sale: The market value of investment securities available-for-sale, which is based on quoted market values or the market values for comparable securities, represents estimated fair value.

FHLB stock: The carrying amount approximates the estimated fair value.

Loans: The estimated fair value of loans is calculated by discounting the contractual cash flows of the loans using December 31, 2003 and 2002 origination rates. The resulting amounts are adjusted to estimate the effect of changes in the credit quality of borrowers since the loans were originated.

16.	Estimated fair value of financial instruments ($ in thousands) (continued)

Deposits: The estimated fair value of demand deposits, consisting of checking, savings and certain interest-bearing demand deposit accounts, is represented by the amounts payable on demand. At the reporting date, the estimated fair value of time deposits is calculated by discounting the scheduled cash flows using the December 31, 2003 and 2002 rates offered on those instruments.

Short-term borrowings: The carrying amount approximates the estimated fair value.

The estimated fair values of the Bank’s significant on-balance sheet financial instruments at December 31, 2003 and 2002 were approximately as follows:

	2003		2002
	Carrying value	Estimated fair value	Carrying value	Estimated fair value
Financial assets:
Cash and cash equivalents	$6,027	$6,027	$12,658	$12,658
Investment securities available-for-sale	46,807	46,807	32,743	32,743
FHLB stock	302	302	168	168
Loans, net (including loans held for sale)	95,556	97,251	86,747	86,854
Financial liabilities:
Deposits	132,747	132,889	127,324	127,562
Short-term borrowings	7,000	7,000	—	—

17.	Regulatory matters ($in thousands)

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the tables below) of Tier 1 capital to average assets and Tier 1 and total capital to risk-weighted assets (all as defined in the regulations). Management believes that as of December 31, 2003 and 2002, the Bank met or exceeded all relevant capital adequacy requirements.

As of December 31, 2003, the most recent notification from the FDIC categorized the Bank as “well capitalized” under the regulatory framework for prompt correction action. To be categorized as “well capitalized,” the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since the notification from the FDIC that management believes would change the Bank’s regulatory capital categorization.

17.	Regulatory matters ($ in thousands) (continued)

The Bank’s actual and required capital amounts and ratios are presented in the following table:

	Actual		Regulatory minimum to be “adequately capitalized”		Regulatory minimum to be “well capitalized” under prompt correc- tive action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2003:
Tier 1 capital (to average assets)	$14,198	9.42%	$6,031	4.00%	$7,539	5.00%
Tier 1 capital (to risk-weighted assets)	14,198	12.84	4,424	4.00	6,636	6.00
Total capital (to risk-weighted assets)	15,582	14.09	8,848	8.00	11,061	10.00

December 31, 2002:

Tier 1 capital (to average assets)	$13,033	9.43%	$5,528	4.00%	$6,909	5.00%
Tier 1 capital (to risk-weighted assets)	13,033	12.38	4,210	4.00	6,231	6.00
Total capital (to risk-weighted assets)	14,296	13.58	8,420	8.00	10,385	10.00

18.	Selected quarterly financial data (unaudited) ($ in thousands, except share data)

The following table sets forth the Bank’s unaudited quarterly financial data for the years ended December 31, 2003 and 2002. This information, in the opinion of management, includes all normal recurring adjustments necessary to fairly state the information set forth herein:

	Quarter
	Fourth	Third	Second	First
2003
Interest and dividend income	$2,113	$2,146	$2,113	$2,126
Interest expense	218	234	270	290

Net interest income	1,895	1,912	1,843	1,836

Loan loss provision	75	75	75	75
Non interest income	188	222	578	204
Non interest expenses	1,166	1,226	1,196	1,099

Income before income taxes	842	833	1,150	866

Provision for income taxes	291	267	455	314

Net income	$551	$566	$695	$552

Basic earnings per common share	$.24	$.24	$.30	$.24

Diluted earnings per common share	$.23	$.24	$.30	$.24

18.	Selected quarterly financial data (unaudited) ($ in thousands, except share data) (continued)

	Quarter
	Fourth	Third	Second	First
2002
Interest and dividend income	$2,214	$2,237	$2,181	$2,079
Interest expense	349	412	453	526

Net interest income	1,865	1,825	1,728	1,553

Loan loss provision	75	75	60	60
Non interest income	187	179	245	228
Non interest expenses	1,118	1,043	1,800	1,038

Income before income taxes	859	886	113	683

Provision for income taxes	309	307	23	228

Net income	$550	$579	$90	$455

Basic earnings per common share	$.24	$.25	$.04	$.20

Diluted earnings per common share	$.24	$.25	$.04	$.20

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL AND DISCLOSURE.

During 2001, the independent public accounting firm of McGladrey & Pullen LLP was engaged by the Board of Directors to perform a financial statement audit of and prepare tax reports for the Bank for the year ending December 31, 2002. On September 3, 2002, the Board of Directors decided not to renew the engagement with McGladrey & Pullen LLP to perform financial statement audit and tax reporting services for the year ending December 31, 2003. On September 3, 2002, the Board of Directors engaged the accounting firm Symonds, Evans & Company, P.C. to perform a financial statement audit of the Bank and tax reporting services for the year ending December 31, 2003.

ITEM 8A. CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures. The Bank’s management, under the supervision and with the participation of the Chief Executive Officer and Chief Financial Officer, evaluated, as of the last day of the period covered by this report, the effectiveness of the design and operation of the Bank’s disclosure controls and procedures, as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Bank’s disclosure controls and procedures were adequate. The Bank’s internal controls and procedures also have been, and will in the future continue to be, considered by the Bank’s independent accountants in connection with their audit of the Bank’s financial statements. In addition, the Bank’s Audit Committee, which is composed entirely of outside directors, meets regularly with management and the independent accountants to review the Bank’s accounting, auditing and financial matters. The Audit Committee and the independent accountants have free access to each other, with or without management being present.

Changes in Internal Controls. There were no changes in the Bank’s internal control over financial reporting (as defined in Rule 13a-15 under the Securities Act of 1934) during the quarter ended December 31, 2003 that has materially affected, or is reasonably likely to materially affect, the Bank’s internal control over financial reporting.

PART III

ITEM 9. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

Directors and Executive Officers. The information called for by this item is contained in pages 4 and 5, under the heading “Proposal I - Election of Directors”, of the Proxy Statement of the Bank for the 2004 Annual Meeting of Shareholders (“Proxy Statement”) and is incorporated herein by reference.

Significant Employees. In addition to the executive officers listed on page 5, under the heading “Executive Officers”, of the Proxy Statement of the Bank incorporated herein by reference, management considers the following to be significant employees of the Bank:

Susie Piaskoski	53	Manager of Operations, appointed 1998. 1982-1998 Operations Officer, Bank of Astoria.
Brad Kane	50	Manager of Information Technology, appointed 2003. Manager of Information Technology, Wauna FCU 1995-2003.
Genevieve Butenshon	42	Manager of Human Resources, appointed 2003. Controller, Bank of Astoria 2000-2003.

Family Relationships. Senior Vice President and Branch Manager Heather Seppa is the daughter-in-law of Board of Director member Hugh Seppa.

Certain Legal Proceedings. There are no events relating to legal proceedings which have occurred during the past five years and which are material to an evaluation of the ability or integrity of any director or person nominated to become a director of the Bank or an executive officer of the Bank.

Audit Committee Financial Expert. The Bank does not have a “financial expert”, as defined, serving on its audit committee. However, the Bank’s Board of Directors believes that the qualifications and experience of its Audit Committee members are appropriate in relation to the complexity of the Bank’s affairs in order to fulfill their fiduciary duty to the Bank’s stockholders.

Code of Ethics. The Bank has adopted a code of ethics for directors, officers (including the Bank’s chief executive officer, chief credit officer and chief financial officer) and financial personnel, known as the Code of Ethics Policy. The Code of Ethics Policy is available on the Bank’s website at www.bankofastoria.com. Shareholders may request a photocopy, free of charge, of the Code of Ethics Policy from:

Genevieve Butenshon, Corporate Secretary

Bank of Astoria

1122 Duane Street

PO Box 28

Astoria, OR 97103

Audit Committee. The information called for by this item is contained in page 5 under the heading “Meetings And Committees Of The Board Of Directors” of the Proxy Statement and is incorporated herein by reference.

ITEM 10. EXECUTIVE COMPENSATION

The information called for by this item is contained in pages 8 and 9 under the heading “Executive Compensation” of the Proxy Statement and is incorporated herein by reference.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The information called for by this item is contained in the Proxy Statement on page 10, under the heading “Equity Compensation Plan Information”, as well as pages 3 and 4 under the heading “Securities Ownership Principal Holders Thereof”, and is incorporated herein by reference.

Changes in control. Management is not presently aware of any arrangement which may result in a change of control of the Bank.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information called for by this item is contained in pages 10 and 11 under the heading “Transactions With Management And Others” of the Proxy Statement and is incorporated herein by reference.

ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K

The following Current Reports on Form 8-K were filed or furnished during the fourth quarter of 2003:

On October 23, 2003, the Bank furnished a Current Report on Form 8-K under Item 7 (Financial Statements and Exhibits) containing a press release announcing the Bank’s financial results for the quarter ended September 30, 2003.

On November 12, 2003, the Bank furnished a Current Report on Form 8-K under Item 5 (Other Events and Regulation FD Disclosure) containing a press release announcing the Bank’s declaration of a dividend payable on December 5, 2003.

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES

The information called for by this item is contained in pages 11 and 12 under the heading “Relationship With Independent Public Accountants” of the Proxy Statement and is incorporated herein by reference.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BANK OF ASTORIA

DATED: July 16, 2004	By:	/s/ Cheri J.Folk
Cheri J. Folk
President & Chief Executive Officer

EXHIBITS INDEX

Exhibit Number	Description of Document
3.1	Articles of Incorporation of the Bank, as amended.

3.2	Bylaws of the Bank as amended.

10.1	Employment Agreement dated June 12, 1996 between the Bank and Cheri J. Folk.*

10.2	Employment Agreement dated June 12, 1996 between the Bank and Rhonda Wills.*

10.3	Employment Agreement dated January 27, 2003 between the Bank and Heather Seppa.*

10.4	Employment Agreement dated January 27, 2003 between the Bank and Julie Adelman.*

10.5	Deferred Compensation Agreement dated December 13, 2001 between the Bank and Cheri J. Folk.

10.6	Deferred Compensation Agreement dated December 13, 2001 between the Bank and Rhonda J. Wills.

10.7	Deferred Compensation Agreement dated December 13, 2001 between the Bank and Heather Seppa.

10.8	Deferred Compensation Agreement dated November 1, 2002 between the Bank and Rebecca Buck.

10.9	Deferred Compensation Agreement dated November 1, 2002 between the Bank and Susie Piaskoski.

10.10	Bank of Astoria Nonemployee Director Stock Option Plan and Bank of Astoria Combined Incentive and Non-Qualified Stock Option Plan dated April 17, 1998.

14.0	Code of Ethics

22	Proxy Statement

31.1	Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer

31.2	Rule 13a-14(a)/15d-14(a) Certification of Chief Financial Officer

32.1	Section 1350 Certification of Chief Executive Officer

32.2	Section 1350 Certification of Chief Financial Officer

*	Management contract or compensatory plan.